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                                                                   EXHIBIT 10.59
                            STOCK ISSUANCE AGREEMENT

      THIS STOCK ISSUANCE AGREEMENT (the "Agreement") is entered into and made effective as of January 13, 2004 (the "Effective Date"), between ARIAD Gene Therapeutics, Inc., a Delaware corporation ("AGTI"), and ARIAD Pharmaceuticals, Inc., a Delaware corporation ("ARIAD").

      WHEREAS, ARIAD formed AGTI in 1993 as a controlled subsidiary;

      WHEREAS, upon formation of AGTI, ARIAD and AGTI entered into various agreements to provide for the operations of AGTI, which agreements were amended and restated in January 2002 (collectively, the "Intercompany Agreements");

      WHEREAS, pursuant to the Intercompany Agreements, ARIAD has provided capital and services to AGTI in exchange for its controlling interest, service fees and other consideration;

      WHEREAS, as of the Effective Date, AGTI has accumulated an account payable to ARIAD of approximately $78 million pursuant to the Intercompany Agreements;

      WHEREAS, AGTI currently has outstanding stock options to purchase up to 87,428 shares of common stock of AGTI (the "AGTI Options"), which AGTI Options will either be exercised in whole or in part or expire on or before January 17, 2003;

      WHEREAS, the disinterested members of the Board of Directors of ARIAD and the members of the AGTI Board have each determined it to be in the best interests of their respective shareholders for AGTI to authorize and issue up to 351,909 shares of common stock of AGTI to ARIAD in exchange for a capital contribution by ARIAD to AGTI equal to the fair market value of such shares and the form of cancellation of a portion of AGTI's account payable to ARIAD pursuant to the Intercompany Agreements, such transactions to occur prior to exercise of the AGTI Options in order to maintain ARIAD's controlling interest in AGTI; and
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      WHEREAS, ARIAD, as the controlling shareholder of AGTI, has approved the authorization and issuance by AGTI to such shares pursuant to the terms and conditions of this Agreement.

      NOW, THEREFORE, for good consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Issuance of AGTI Common Stock.

            1.1 Capital Contribution and Issuance of Shares. In consideration of the terms and conditions of this Agreement, AGTI agrees to authorize and issue to ARIAD Three Hundred Fifty One Thousand, Nine Hundred Nine (351,909) shares of AGTI's Common Stock. $.001 par value per share ("Shares"), in exchange for a capital contribution by ARIAD to AGTI of $25.00 per Share, for an aggregate capital contribution of Eight Million, Seven Hundred Ninety-Seven Thousand, Seven Hundred Twenty-Five Dollars ($8,797,725), which contribution amount is subject to adjustment as set forth in Section 1.3 below (the "Capital Contribution").

            1.2 Issuance of Shares By, and Credit to Accounts Payable of, AGTI. The issuance of the Shares shall take place at the offices of ARIAD on a date not later than January 16, 2004 upon which the parties shall mutually agree. On such date, (i) indebtedness in an amount equal to the Capital Contribution shall be cancelled by ARIAD by debiting AGTI's account payable to ARIAD on the books and records of AGTI and crediting the corresponding account receivable on the books and records of ARIAD, and (ii) AGTI shall issue to ARIAD a stock certificate evidencing the Shares. In the event that a subsequent adjustment is made to the Capital Contribution pursuant to Section 1.3 below, as soon as practicable but no later than December 31, 2004, ARIAD shall make a corresponding adjustment by crediting or debiting, as the case may be, the amount of ARIAD's account receivable from AGTI on its books and records and AGTI shall make a corresponding adjustment by debiting or crediting, as the case may be, AGTI's account payable to ARIAD on its books and records.

            1.3 Adjustment to Capital Contribution. The parties acknowledge and agree that the Capital Contribution set forth in Section 1.1 of this Agreement is based on a good-faith determination by the Board of Directors of AGTI and the disinterested members of the Board of Directors of ARIAD (collectively, the
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"Directors") of the fair market value of the Shares as of the Effective Date hereof using a valuation methodology which is consistent with past practice and comparable transactions. If either or both parties desires to retain the services of an independent valuation expert to determine the fair market value of AGTI, the parties shall confer and shall designate one mutually agreeable expert who shall be retained by both parties on or before November 1, 2004 (to allow sufficient time to conduct such valuation prior to the closing of the consolidated books and records of ARIAD and AGTI on December 31, 2004) to review and provide its expert opinion on or before December 31, 2004 (the "Adjustment Date") as to the valuation of the Shares as of the Effective Date (the "Expert Valuation"). If the parties fail to agree on the selection of the valuation expert after good-faith discussion, the selection of the valuation expert shall be made as soon as practicable by an arbitrator chosen pursuant to Section 2.3 hereof. The cost of such Expert Valuation shall be borne equally by the parties hereto. In the event that the Expert Valuation of the per Share price as of the Effective Date differs from per Share price set forth in Section 1.1 hereof, an adjustment reflecting such variance in the Capital Contribution shall be made on the books and records of ARIAD and AGTI as set forth in Section 1.2 hereof. As between ARIAD and AGTI, they agree that the Expert Valuation shall be conclusive for purposes of such adjustment. Alternatively, in the absence of an Expert Valuation, if the Directors make a good faith determination on or before December 31, 2004, based on all of the facts and circumstances which hereafter become known to them, that an adjustment to the per Share price as of the Effective Date is warranted, 2004, such adjustment shall be reflected in the amount of Capital Contribution credited against ARIAD's account receivable from AGTI and debited against AGTI's accounts payable to ARIAD on the books and records of each respective company as of December 31, 2004 for solely for purposes of Section 1.2 hereof, which amount of Capital Contribution as so adjusted shall be deemed conclusive for purposes of this Agreement.
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      2. Miscellaneous.

            2.1 Entire Agreement.This Agreement contains the entire understanding of the parties with respect to the matters covered hereby. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of such waiver or amendment is sought.

            2.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.

            2.3 Binding Arbitration. Any dispute initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party as provided in Section 2.4 hereof. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. If the amount in dispute involves less than US $5 million, exclusive of interest and costs, then the arbitration shall be conducted and finally settled by a sole arbitrator. If the amount in controversy, exclusive of interest and costs, is US $5 million or more, if the amount in dispute is unknown, or if relief other than damages is sought, then the arbitration shall be conducted and finally settled by three (3) arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties. If the parties fail to agree on the arbitrator within forty-five (45) days after the initiation of the arbitration, then the American Arbitration Association shall appoint the arbitrator. If the arbitration is to be conducted by three (3) arbitrators, each party shall select one arbitrator, and these two arbitrators shall select the third arbitrator. If the two party-appointed arbitrators fail to agree on the third arbitrator within forty-five (45) days after the appointment of the later of the two, then the third arbitrator shall be appointed by the American Arbitration Association. In all cases, the arbitrator(s) shall have relevant expertise and recent experience in arbitrating matters pertinent to the biopharmaceutical industry and the arbitration proceedings shall be held in Boston, Massachusetts. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the Commonwealth of Massachusetts. The arbitrators shall have the authority to grant remedies at law or in equity, including specific performance, opportunity to cure and allocation of the costs of arbitration between the parties in an
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equitable manner. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

            2.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective if delivered to ARIAD or AGTI, as the case may be, in the manner set forth below to the address or number set forth below, in each case in each case (a) upon hand delivery or by facsimile (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

            To ARIAD or to AGTI:

                ARIAD Pharmaceuticals, Inc.
                26 Landsdowne Street
                Cambridge, MA  02139
                Tel:  (617) 494-0400
                Fax: (617) 225-2860 (fax)
                Attn: Chief Legal Officer

            With a copy to:

                Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                One Financial Center
                Boston, MA  02111
                Tel: (617) 542-6000
                Fax:  (617) 542-2241 (fax)
                Attn: Jeffrey M. Wiesen, Esq.
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            2.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to by duly executed by their respective authorized representatives as of the date first written above.

                                    ARIAD GENE THERAPEUTICS, INC.


                                    By:  /s/ Harvey J. Berger, M.D.
                                         ---------------------------------------
                                         Harvey J. Berger, M.D.
                                         Chairman and Chief Executive Officer




                                    ARIAD PHARMACEUTICALS, INC.



                                    By:  /s/ Edward M. Fitzgerald
                                         ---------------------------------------
                                         Edward M. Fitzgerald
                                         Chief Financial Officer